Exhibit 10.50

Rules of the KLA-Tencor Corporation

2004 Equity Incentive Plan

For the Grant of Restricted Stock Units

To Participants in France

1.	Introduction

The Board of Directors (the “Board”) of KLA-Tencor Corporation (the “Company”) has established the KLA-Tencor Corporation 2004 Equity Incentive Plan, As Amended and Restated (the “U.S. Plan”) for the benefit of certain eligible individuals, including employees of the Company and its Subsidiaries, including its Subsidiary(ies) in France (each a “French Subsidiary”), of which the Company holds directly or indirectly at least 10% of the share capital.

Section 4 of the U.S. Plan authorizes the Board or any Committees appointed by it to administer the U.S. Plan (the “Administrator”) to do all things necessary or desirable in connection with the administration of the U.S. Plan. Specifically, Section 4(b)(viii) of the U.S. Plan authorizes the Administrator to establish sub-plans to the extent deemed necessary or desirable for the purpose of qualifying for preferred tax treatment under foreign tax laws. The Administrator has determined that it is desirable to establish a sub-plan for the purpose of permitting restricted stock units granted to employees of a French Subsidiary to qualify for favorable tax and social security treatment in France. The Administrator, therefore, intends with this document to establish a sub-plan of the U.S. Plan for the purpose of granting restricted stock units which qualify for the favorable tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended, to qualifying employees of a French Subsidiary who are residents in France for French tax purposes and/or subject to the French social security regime (the “French Participants”).

The terms of the U.S. Plan applicable to restricted stock units, as set out in Appendix 1 hereto, shall, subject to the modifications in these Rules of the KLA-Tencor Corporation 2004 Equity Incentive Plan for the Grant of Restricted Stock Units To Participants in France (the “French Plan”), constitute the terms applicable to the grant of French-qualified Restricted Stock Units to French Participants.

Under the French Plan, qualifying French Participants selected at the Administrator’s discretion will be granted Restricted Stock Units only as defined in Section 2 hereunder.

2.	Definitions

Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the U.S. Plan. The terms set out below will have the following meaning:

(a) The term “Closed Period” shall mean a closed period as set forth in Section L.225-197-1 of the French Commercial Code, as amended, which is as follows:

(i)	ten (10) quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

(ii)	any period during which the corporate management of the Company (i.e. those involved in the governance of the Company, such as the Board, a Committee, supervisory directorate, etc.) possess confidential information which could, if disclosed to the public, significantly impact the trading price of the Common Stock, until ten (10) quotation days after the day such information is disclosed to the public.

If, after adoption of the French Plan, the French Commercial Code is amended to modify the definition and/or applicability of the Closed Periods to French-qualified Restricted Stock Units, such amendments shall become applicable to any French-qualified Restricted Stock Units granted under this French Plan, to the extent permitted or required under French law.

(b) The term “Disability” shall mean disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code, as amended, and subject to the fulfillment of related conditions.

(c) The term “Grant Date” shall be the date on which the Administrator both (i) designates the French Participants, and (ii) specifies the main terms and conditions of the French-qualified Restricted Stock Units, such as the number of Shares subject to the French-qualified Restricted Stock Units.

(d) The term “Vesting Date” shall mean the date on which the Shares of the Company underlying the French-qualified Restricted Stock Units become non-forfeitable and are issued to the French Participants, provided, however, that the Administrator may provide in the applicable Award Agreement that the Shares will be issued only at a date occurring after the Vesting Date.

3.	Eligibility

(a) Subject to Section 3(c) below, any individual who, on the Grant Date of the French-qualified Restricted Stock Unit and to the extent required under French law, is employed under the terms and conditions of an employment contract (“contrat de travail”) by a French Subsidiary or who is a corporate officer of a French Subsidiary (subject to Section 3(b) below) shall be eligible to receive, at the discretion of the Administrator, French-qualified Restricted Stock Units under this French Plan, provided he or she also satisfies the eligibility conditions of Section 5 of the U.S. Plan.

(b) French-qualified Restricted Stock Units may not be issued to a corporate officer of a French Subsidiary, other than the managing corporate officers (Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless the corporate officer is employed under the terms and conditions of an employment contract (“contrat de travail”) by a French Subsidiary, as defined by French law.

(c) French-qualified Restricted Stock Units may not be issued under the French Plan to French Participants owning more than ten percent (10%) of the Company’s share capital or to individuals other than employees and corporate executives of a French Subsidiary, as set forth in this Section 3.

4.	Non-Transferability

Notwithstanding any provision in the U.S. Plan and except in the case of death, French-qualified Restricted Stock Units may not be transferred to any third party. The Shares underlying the French-qualified Restricted Stock Units may not be issued to any third party and shall be issued only to the French Participant during his or her lifetime, subject to Section 10 below.

5.	Disqualification of French-qualified Restricted Stock Units

In the event changes are made to the terms and conditions of the French-qualified Restricted Stock Units due to any requirements under Applicable Laws, or by decision of the Company’s stockholders, the Board or the Administrator, the Restricted Stock Units may no longer qualify as French-qualified Restricted Stock Units. The Company does not undertake nor is it required to maintain the French-qualified status of the Restricted Stock Units, and by accepting any Award under this French Plan, the French Participants understand, acknowledge and agree that it will be their responsibility to bear any additional taxes or social security contributions that may be payable as a result of the disqualification of the French-qualified Restricted Stock Units.

If the Restricted Stock Units no longer qualify as French-qualified Restricted Stock Units, the Administrator may, in its sole discretion, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the Restricted Stock Units or the sale of the Shares underlying the Restricted Stock Units, which have been imposed under this French Plan or in the applicable Award Agreement delivered to the French Participant, in order to achieve the favorable tax and social security treatment applicable to French-qualified Restricted Stock Units.

6.	Employment Rights

The adoption of this French Plan shall not confer upon the French Participants, or any employees of the French Subsidiary, any employment rights and shall not be construed as a part of any employment contracts that the French Subsidiary has with its employees.

7.	Amendments

Subject to the terms of the U.S. Plan, the Administrator reserves the right to amend or terminate this French Plan at any time in accordance with applicable French law.

8.	Conditions of French-Qualified Restricted Stock Units

(a) Vesting of French-qualified Restricted Stock Units

The first Vesting Date of the Restricted Stock Units (or, if later, the date on which the Shares underlying the French-qualified Restricted Stock Units are issued to a French Participant) shall not occur prior to the second anniversary of the Grant Date, or such other period as is required for the vesting period applicable to French-qualified Restricted Stock Units under Section L. 225-197-1 of the French Commercial Code, the relevant sections of the French Tax Code or of the French Social Security Code, as amended.

(b) Holding of Shares

The sale or transfer of Shares issued pursuant to the French-qualified Restricted Stock Units may not occur prior to the relevant anniversary of the respective Vesting Date specified by the Administrator and in no case prior to the expiration of a two-year period as calculated from the respective Vesting Date (or, if later, the date on which the Shares underlying the French-qualified Restricted Stock Units are issued to a French Participant), or such other period as is required to comply with the minimum holding period applicable to French-qualified Restricted Stock Units under Section L. 225-197-1 of the French Commercial Code, or the relevant Sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the favorable tax and social security regime, even if the French Participant is no longer an employee or corporate officer of a French Subsidiary.

In addition, the Shares may not be sold or transferred during a Closed Period, so long as and to the extent those Closed Periods are applicable to Shares underlying French-qualified Restricted Stock Units.

(c) Corporate Officer Restriction

To the extent applicable to French-qualified Restricted Stock Units granted by the Company, a specific holding period shall be imposed and described in the applicable Award Agreement for the Shares subject to the French-qualified Restricted Stock Units held by any French Participant who qualifies as a managing director under French law (“mandataires sociaux”), as defined in Section 3(b) above.

(d) French Participant’s Account

The Shares underlying the French-qualified Restricted Stock Units shall be recorded in an account in the name of the French Participant and must be held with the Company or a broker or in such manner as the Company may determine in order to ensure compliance with Applicable Laws, including any required holding periods applicable to French-qualified Restricted Stock Units.

(e) Dividends - Dividend Equivalents

(f) To the extent required under French law applicable to French-qualified Restricted Stock Units, the French Participant shall not receive any dividends or receive or accrue any dividend equivalents during the vesting period.

9.	Adjustments and Change in Control

Adjustments of the French-qualified Restricted Stock Units issued hereunder shall be made to preclude the dilution or enlargement of benefits under the French-qualified Restricted Stock Units in the event of a transaction by the Company as listed under Section L. 225-181 of the French Commercial Code, as amended, and in case of a repurchase of Shares by the Company at a price higher than the stock quotation price in the open market, and according to the provisions of Section L. 228-99 of the French Commercial Code, as amended, as well as according to specific decrees. Nevertheless, the Administrator, at its discretion, may determine to make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case the Restricted Stock Units may no longer qualify as French-qualified Restricted Stock Units.

In the event of an adjustment upon a Change in Control as set forth in Section 18 of the U.S. Plan, adjustments to the terms and conditions of the French-qualified Restricted Stock Units or underlying Shares may be made only in accordance with the U.S. Plan and pursuant to applicable French legal and tax rules. Nevertheless, the Administrator, at its discretion, may determine to make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case the Restricted Stock Units may no longer qualify as French-qualified Restricted Stock Units.

10.	Death and Disability

In the event of the death of a French Participant, the French-qualified Restricted Stock Units held by the French Participant at the time of death shall become immediately transferable to the French Participant’s heirs. The Company shall issue the underlying Shares to the French Participant’s heirs, at their request, provided the heirs contact the Company within six (6) months following the death of the French Participant (or such other period as may be required by French law). If the French Participant’s heirs do not request the issuance of the Shares underlying the French-qualified Restricted Stock Units within six (6) months following the French Participant’s death (or such other period as may be required by French law), the French-qualified Restricted Stock Units will be forfeited.

If a French Participant’s employment with the Company or any of its Subsidiaries terminates or if he/she ceases to be employed by the Company or a Subsidiary, in either case by reason of his or her death or Disability (as defined in this French Plan), the French Participant’s heirs or the French Participant, as applicable, shall not be subject to the restrictions on the transfer of Shares set forth in Section 8(b) of this French Plan.

11.	Interpretation

It is intended that Restricted Stock Units granted under this French Plan shall qualify for the favorable tax and social security treatment applicable to Restricted Stock Units granted for no consideration under Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws, but the Company does not undertake to maintain this status. The terms of this French Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws and relevant guidelines published by French tax and social security administrations and subject to the fulfillment of legal, tax and reporting obligations.

In the event of any conflict between the provisions of this French Plan and the U.S. Plan, the provisions of this French Plan shall control for any grants of Restricted Stock Units made thereunder to French Participants.

12.	Adoption

The French Plan, in its entirety, was adopted by the Administrator on November 13, 2008.